Exhibit 99.4

The Western Union Company

Offer to Exchange

All Outstanding 5.253% Notes due 2020

(CUSIP Nos. 959802 AK 5 and U95769 AF 9)

for

5.253% Notes due 2020

That Have Been Registered Under the Securities Act of 1933

PURSUANT TO THE PROSPECTUS DATED                     , 2010

The exchange offer will expire at             , New York City time, on                     , 2010, unless extended by The Western Union Company (such date and time, as they may be extended, the “expiration date”). Outstanding notes tendered before the expiration date may be withdrawn at any time before the expiration date.

                    , 2010

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

The Western Union Company (“we” or the “Company”) is offering, upon and subject to the terms and conditions set forth in the prospectus, dated                     , 2010 (the “prospectus”), and the related letter of transmittal (the “letter of transmittal”), to holders of our outstanding 5.253% notes due 2020 (the “outstanding notes”), an opportunity to exchange (the “exchange offer”) up to $324,921,000 aggregate principal amount of our outstanding notes for an equivalent principal amount of new notes due April 1, 2020 (the “exchange notes”). The Company has registered the exchange notes under the Securities Act of 1933, as amended (the “Securities Act”). The exchange notes will have terms identical to the outstanding notes, except that the exchange notes will not contain transfer restrictions or be subject to registration rights or additional interest provisions.

Exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

We are requesting that you contact your clients for whom you hold outstanding notes regarding the exchange offer. For your information and for forwarding to your clients for whom you hold outstanding notes registered in your name or in the name of your nominee, or who hold outstanding notes registered in their own names, we are enclosing the following documents:

1.	The prospectus dated , 2010;

2.	The letter of transmittal for your use and for the information of your clients including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

3.	A form of letter which may be sent to your clients for whose account you hold outstanding notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer.

We are making the exchange offer to satisfy certain of our obligations in the Registration Rights Agreement dated March 30, 2010, between the Company and the dealer managers named therein. Outstanding notes tendered before the withdrawal date may be withdrawn at any time prior to the expiration date. Outstanding notes tendered after the expiration date may not be withdrawn unless required by law.

If any holder wishes to participate in the exchange offer and such holder’s outstanding notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through The Depository Trust Company (“DTC”), the holder may do so through the automated tender offer program of DTC. By participating in the exchange offer, tendering holders will agree to be bound by the letter of transmittal as though such holder had signed the letter of transmittal.

We will not make any payments to brokers, dealers, or other persons for soliciting acceptances of the exchange offer. We may, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the prospectus and the related documents to the beneficial owners of outstanding notes held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all transfer taxes applicable to the exchange of outstanding notes in the exchange offer, except as set forth in the letter of transmittal.

Any requests for additional copies of the enclosed materials should be directed to Wells Fargo Bank, N.A., the exchange agent for the exchange offer, at its address and telephone number set forth on the front of the letter of transmittal. A holder of outstanding notes may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee, for assistance concerning the exchange offer.

Very truly yours,

THE WESTERN UNION COMPANY

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, except for statements expressly made in the prospectus or the letter of transmittal.

Enclosures